Exhibit 99.1

FOR IMMEDIATE RELEASE

ALDERWOODS GROUP ANNOUNCES AGREEMENT TO SELL THE SHARES OF ITS
SECURITY PLAN LIFE INSURANCE COMPANY

CINCINNATI, OHIO – June 17, 2004 – Alderwoods Group, Inc. (NASDAQ:AWGI) is pleased to announce the signing of an agreement by its subsidiary Mayflower National Life Insurance Company to sell the shares of Security Plan Life Insurance Company to Citizens Insurance Company of America.  This transaction is conditional upon the parties having obtained all necessary approvals and consents from the applicable regulatory authorities.  Alderwoods currently expects the transaction to be concluded in October 2004.

Alderwoods has been engaged in a strategic market rationalization assessment to identify and dispose of operations that are not consistent with the Company’s long-term business plans.  During the second quarter of 2003, the Company identified Security Plan Life Insurance Company as a non-strategic asset as it did not support the Company’s pre-need funeral sales efforts.

On closing, the cash proceeds resulting from this sale will be in the amount of $85 million and the Company is expected to record a gain on the sale of approximately $17 million.  After payment of applicable taxes and expenses associated with the transaction and the recapitalization of Mayflower National Life Insurance Company, the Company plans to use the net proceeds of this sale to pay a portion of its outstanding debt.

“We are very pleased that we have been able to enter into an agreement for the sale of Security Plan” said Paul Houston, President and Chief Executive Officer.  “The proceeds from this sale represent a significant portion of the Company’s assets held for sale and this transaction will materially contribute to the achievement of our objectives to improve the quality of our balance sheet and focus on the Company’s core business operations”.

Company Overview

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of March 27, 2004, the Company operated 721 funeral homes, 138 cemeteries and 61 combination funeral home and cemetery locations throughout North America.  The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

Safe Harbor

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with obtaining regulatory approval for the closing of this transaction; future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC or this press release. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Kenneth A. Sloan	Tamara Malone
	Executive Vice President,	Manager,
	Chief Financial Officer	Media and Investor Relations
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2778
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	tamara.malone@alderwoods.com